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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Advanced Viral Research Corp. of our report dated March 25, 2002 (which report contains an emphasis paragraph regarding certain liquidity considerations) relating to the consolidated financial statements of Advanced Viral Research Corp. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing in such Prospectus. We also consent to the references to us under the heading "EXPERTS" in the Prospectus.





                                  /s/ RACHLIN COHEN & HOLTZ LLP
                                  ------------------------------------------
                                  RACHLIN COHEN & HOLTZ LLP

Miami, Florida
April 18, 2002